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                                                                     EXHIBIT 4.9

                       VOTING AND EXCHANGE TRUST AGREEMENT

                  MEMORANDUM OF AGREEMENT made the 31stWaste Services, day of July, 2004,

AMONG:

                     WASTE SERVICES, INC., a corporation existing under the laws of the State of Delaware (hereinafter referred to as "WSI")

                                     - and -

                     WASTE SERVICES (CA) INC. (FORMERLY CAPITAL ENVIRONMENTAL RESOURCE INC.), a corporation existing under the laws of the Province of Ontario (hereinafter referred to as "CERI")

                                     - and -

                     COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company continued under the laws of Canada and authorized to carry on the trust business in each province of Canada (hereinafter referred to as "Trustee")


                  WHEREAS in connection with the Arrangement Agreement (defined herein), certain holders of common shares in the capital of CERI will receive and hold exchangeable shares in the capital of CERI pursuant to the plan of arrangement contemplated by the Arrangement Agreement;

                  AND WHEREAS pursuant to the Arrangement Agreement, WSI and CERI have agreed to execute a voting and exchange trust agreement substantially in the form of this Agreement;

                  The foregoing recitals are made as representations and statements of fact by WSI and CERI and not by the Trustee.

                  NOW THEREFORE in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

                                   ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1             DEFINITIONS

                In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

         "AFFILIATE" of any person means any other person directly or indirectly controlled by, or under control of, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control of"), as applied to any person, means the possession by another person of the power to direct or cause the direction of the



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         management and policies of that first mentioned person through the direct or indirect ownership of over 50% of the voting securities.

         "AGREEMENT" means this agreement, including any Schedules or Exhibits to this agreement, as it may be amended or supplemented from time to time in accordance with the provisions hereof.

         "ARRANGEMENT" means the arrangement under section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 6.1 of the Arrangement Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court.

         "ARRANGEMENT AGREEMENT" means the agreement made June 9, 2004 among WSI, CERI and Capital Holdings, a copy of which is attached as Exhibit A, as amended, supplemented or restated in accordance therewith prior to the Effective Date (as defined in the Arrangement Agreement), providing for, among other things, the Arrangement.

         "AUTOMATIC EXCHANGE RIGHT" means the benefit of the obligation of WSI to effect the automatic exchange of Exchangeable Shares for WSI Common Shares pursuant to Section 5.12 hereof.

         "BENEFICIARIES" means the registered holders from time to time of Exchangeable Shares, other than WSI and its Affiliates.

         "BENEFICIARY VOTES" has the meaning ascribed thereto in Section 4.2 hereof.

         "BOARD OF DIRECTORS" means the board of directors of WSI.

         "BUSINESS DAY" means any day on which commercial banks are generally open for business in New York, New York and Toronto, Ontario, other than a Saturday, a Sunday or a day observed as a statutory holiday in New York, New York under the laws of the State of New York or the federal laws of the United States or in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada.

         "CANADIAN DOLLAR EQUIVALENT" means, in respect of an amount expressed in a currency other than Canadian dollars (the "FOREIGN CURRENCY AMOUNT") at any date, the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

         "CAPITAL HOLDINGS" means Capital Environmental Holdings Company, an unlimited liability company existing under the laws of the Province of Nova Scotia which, at the time of the consummation of the Arrangement, will be a direct wholly-owned subsidiary of WSI.

         "COURT" means the Ontario Superior Court of Justice.

         "CURRENT MARKET PRICE" means, in respect of a WSI Common Share on any date, the Canadian Dollar Equivalent of the average of the closing bid and ask prices of WSI Common Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on the NASDAQ, or, if the WSI Common Shares are not then quoted on the NASDAQ, on such other stock exchange or automated quotation system on which the WSI Common Shares are listed



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         or quoted, as the case may be, as may be selected by the Board of
         Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of WSI Common Shares during such period (whether or not traded on a stock exchange or automated quotation system) does not create a market which reflects the fair market value of a WSI Common Share, then the Current Market Price of a WSI Common Share shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

         "EXCHANGE PUT RIGHT" has the meaning ascribed thereto in Section 5.14 hereof.

         "EXCHANGE RIGHT" has the meaning ascribed thereto in Section 5.1 hereof.

         "EXCHANGEABLE SHARES" means the exchangeable shares in the capital of CERI, having substantially the rights, privileges, restrictions and conditions set out in Appendix 1 to the Plan of Arrangement.

         "INDEMNIFIED PARTIES" has the meaning ascribed thereto in Section 9.1 hereof.

         "INSOLVENCY EVENT" means the institution by CERI of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of CERI to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by CERI to contest in good faith any such proceedings commenced in respect of CERI within 30 days of becoming aware thereof, or the consent by CERI to the filing of any such petition or to the appointment of a receiver, or the making by CERI of a general assignment for the benefit of creditors, or the admission in writing by CERI of its inability to pay its debts generally as they become due, or CERI not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to section 6.6 of the Share Provisions.

         "LIQUIDATION CALL PURCHASE PRICE" has the meaning ascribed thereto in section 5.1 of the Plan of Arrangement.

         "LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in section
         5.1 of the Plan of Arrangement.

         "LIQUIDATION EVENT" has the meaning ascribed thereto in Section 5.12(b) hereof.

         "LIQUIDATION EVENT EFFECTIVE DATE" has the meaning ascribed thereto in
         Section 5.12(c) hereof.

         "LIST" has the meaning ascribed thereto in Section 4.6 hereof.

         "NASDAQ" means the NASDAQ National Market.

         "OBCA" means the Business Corporations Act (Ontario), as amended.

         "OFFICER'S CERTIFICATE" means, with respect to WSI or CERI, as the case may be, a certificate signed by any officer or director of WSI or CERI, as the case may be.


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         "PERSON" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status.

         "PLAN OF ARRANGEMENT" means the plan of arrangement substantially in the form and content of Schedule C annexed to the Arrangement Agreement and any amendments or variations thereto made in accordance with section 6.1 of the Arrangement Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court.

         "PURCHASE PRICE" has the meaning ascribed thereto in section 6.3 of the Share Provisions.

         "REDEMPTION CALL PURCHASE PRICE" has the meaning ascribed thereto in section 5.2 of the Plan of Arrangement.

         "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in section 5.2 of the Plan of Arrangement.

         "REDEMPTION PRICE" has the meaning ascribed thereto in section 7.1 of the Share Provisions.

         "RETRACTED SHARES" has the meaning ascribed thereto in Section 5.7 hereof.

         "RETRACTION CALL RIGHT" has the meaning ascribed thereto in section 6.1 of the Share Provisions.

         "RETRACTION PRICE" has the meaning ascribed thereto in section 6.1 of the Share Provisions.

         "SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares.

         "SUPPORT AGREEMENT" means that certain support agreement made as of even date herewith among CERI, WSI and Capital Holdings substantially in the form and content of Schedule D annexed to the Arrangement Agreement, with such changes thereto as the parties to the Arrangement Agreement, acting reasonably, may agree.

         "TRUST" means the trust created by this Agreement.

         "TRUST ESTATE" means the WSI Special Voting Share, any other securities, the Exchange Right, the Automatic Exchange Right, the Exchange Put Right and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement.

         "TRUSTEE" means Computershare Trust Company of Canada and, subject to the provisions of Article 10, includes any successor trustee.

         "VOTING RIGHTS" means the voting rights attached to the WSI Special Voting Share.

         "WSI AFFILIATES" means Affiliates of WSI.

         "WSI COMMON SHARE" means a share of voting common stock in the capital of WSI.

         "WSI CONSENT" has the meaning ascribed thereto in Section 4.2 hereof.


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         "WSI MEETING" has the meaning ascribed thereto in Section 4.2 hereof.

         "WSI SPECIAL VOTING SHARE" means the one share of special voting stock of WSI issued in its own series which entitles the holder of record to a number of votes at meetings of holders of WSI Common Shares equal to the number of Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by WSI and WSI Affiliates), which share is to be issued to, deposited with, and voted by, the Trustee as described herein.

         "WSI SUCCESSOR" has the meaning ascribed thereto in Section 11.1(a) hereof.

1.2             INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

                The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3             DATE, NUMBER, GENDER, ETC.

                If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4             CERTIFICATE OF INCUMBENCY

                Each of the other parties to this Agreement shall file with the Trustee a certificate of incumbency setting forth the names and titles of the individuals authorized to give instructions, directions or other instruments (including Officer's Certificates) to the Trustee ("AUTHORIZED PERSONS"), together with specimen signatures of such persons, and the Trustee shall be entitled to rely on the latest certificate of incumbency filed with it unless it receives notice, in accordance with this agreement, of a change in Authorized Persons with updated specimen signatures.

                                   ARTICLE 2
                              PURPOSE OF AGREEMENT

2.1             ESTABLISHMENT OF TRUST

                The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries, and to create the Exchange Right, the Automatic Exchange Right and the Exchange Put Right, all as herein provided. The Trustee will hold the WSI Special Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right, the Automatic Exchange Right and the Exchange Put Right in order to enable the Trustee to exercise or enforce such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement.


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                                   ARTICLE 3
                            WSI SPECIAL VOTING SHARE

3.1             ISSUE AND OWNERSHIP OF THE WSI SPECIAL VOTING SHARE

                WSI concurrently with the execution and delivery hereof issues to and deposits with the Trustee the WSI Special Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement. WSI hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the WSI Special Voting Share by WSI to the Trustee (and, in the event a taxing authority subsequently determines that the amount of consideration paid by CERI to WSI in exchange for the Special Voting Share was inadequate, CERI shall promptly pay out of its own funds the remaining amount deemed to be owing to WSI (plus an appropriate amount of interest)). During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the WSI Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the WSI Special Voting Share, provided that the Trustee shall:

         (a) hold the WSI Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

         (b) except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the WSI Special Voting Share and the WSI Special Voting Share shall not be used, or disposed of, by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

3.2             LEGENDED SHARE CERTIFICATES

                CERI will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the Voting Rights in respect of the Exchangeable Shares held by the Beneficiaries. The Trustee shall have no duty under the Agreement to monitor or enforce compliance by CERI with the aforesaid legending requirements.

3.3             SAFE KEEPING OF CERTIFICATE

                The certificate representing the WSI Special Voting Share shall at all times be held in safe keeping by the Trustee.

                                   ARTICLE 4
                            EXERCISE OF VOTING RIGHTS

4.1             VOTING RIGHTS

                The Trustee, as the holder of record of the WSI Special Voting Share, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the WSI Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of WSI at a WSI Meeting or in connection with a WSI Consent. The Voting Rights shall be and remain vested in and exercised by the Trustee subject to the terms of this Agreement. Subject to Section 7.14:


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         (a)    the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries on the record date established by WSI or by applicable law for such WSI meeting who are entitled to instruct the Trustee as to the voting thereof at the time at which the WSI Meeting is held or a WSI Consent is sought; and

         (b) to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

4.2             NUMBER OF VOTES

                With respect to all meetings of shareholders of WSI at which holders of WSI Common Shares are entitled to vote (each, a "WSI MEETING") and with respect to all written consents sought by WSI from its shareholders including the holders of WSI Common Shares (each, a "WSI CONSENT"), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise one of the votes comprised in the Voting Rights for each Exchangeable Share owned of record by such Beneficiary on the record date established by WSI or by applicable law for such WSI Meeting or WSI Consent, as the case may be (the "BENEFICIARY VOTES"), in respect of each matter, question, proposal or proposition to be voted on at such WSI Meeting or in connection with such WSI Consent. WSI shall provide the Trustee with notice by the close of business on the third Business Day prior to a WSI Meeting or WSI Consent, that neither WSI nor its affiliates have exercised any votes in respect of the Exchangeable Shares.

4.3             MAILINGS TO SHAREHOLDERS

                With respect to each WSI Meeting and WSI Consent, the Trustee will use its reasonable efforts to mail promptly or cause to be mailed (or otherwise communicate in the same manner as WSI utilizes in communications to holders of WSI Common Shares, subject to applicable regulatory requirements and provided such manner of communication is reasonably available to the Trustee) to each of the Beneficiaries named in the List (referred to in Section 4.6), such mailing or communication to commence whenever practicable on the same day as the mailing or notice (or other communication) with respect thereto is commenced by WSI to its holders of WSI Common Shares:

         (a) a copy of such notice (or other communication), together with any related materials, including, without limitation, any proxy or information statement, to be provided to shareholders of WSI, but excluding proxies to vote WSI Common Shares;

         (b) a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such WSI Meeting or WSI Consent or, pursuant to Section 4.7, to attend such WSI Meeting and to exercise personally the Beneficiary Votes thereat;

         (c) a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

                (i) a proxy to such Beneficiary or his designee to exercise personally the Beneficiary Votes; or

                (ii) a proxy to a designated agent or other representative of the management of WSI to exercise such Beneficiary Votes;



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         (d)    a statement that if no such instructions are received from the
                Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

         (e) a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

         (f) a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a WSI Meeting shall not be earlier than the close of business on the fourth Business Day prior to such meeting, and of the method for revoking or amending such instructions.

                The materials referred to in this Section 4.3 are to be provided to the Trustee by WSI and the materials referred to in Section 4.3(c), (e) and
(f) shall be subject to reasonable comment by the Trustee in a timely manner, provided, however, that the Trustee shall have no obligation to review such materials. Subject to the foregoing, WSI shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of WSI Common Shares. WSI agrees not to communicate with holders of WSI Common Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries.

                For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any WSI Meeting or WSI Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by WSI or by applicable law for purposes of determining shareholders entitled to vote at such WSI Meeting or consent in respect of such WSI Consent. WSI will notify the Trustee of any decision of the Board of Directors with respect to the calling of any WSI Meeting or the seeking of a WSI Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

4.4             COPIES OF SHAREHOLDER INFORMATION

                WSI will deliver to the Trustee copies of all proxy materials (including notices of WSI Meetings but excluding proxies to vote WSI Common Shares), information statements, reports (including without limitation, all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of WSI Common Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send or cause to be sent those materials to each Beneficiary at the same time as such materials are first sent to holders of WSI Common Shares. The Trustee will mail or otherwise send or cause to be mailed or otherwise sent, to each Beneficiary, at the expense of WSI, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by WSI) received by the Trustee from WSI contemporaneously with the sending of such materials to holders of WSI Common Shares. The Trustee will also make available for inspection by any Beneficiary at the Trustee's principal office in Toronto, Ontario all proxy materials, information statements, reports and other written communications that are:

         (a) received by the Trustee as the registered holder of the WSI Special Voting Share and made available by WSI generally to the holders of WSI Common Shares; or

         (b) specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by WSI.


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4.5             OTHER MATERIALS

                As soon as reasonably practicable after receipt by WSI or holders of WSI Common Shares (if such receipt is known by WSI) of any material sent or given by or on behalf of a third party to holders of WSI Common Shares generally, including without limitation, dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), WSI shall use its reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward or cause to be forwarded such material (unless the same has been provided directly to Beneficiaries by such third party) or cause to be mailed or otherwise sent, to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of WSI, copies of all such materials received by the Trustee from WSI. The Trustee will also make available for inspection by any Beneficiary at the Trustee's principal office in Toronto, Ontario copies of all such materials.

4.6             LIST OF PERSONS ENTITLED TO VOTE

                Unless the Trustee also acts as the transfer agent for the Exchangeable Shares (in which case the Trustee shall be able to prepare a list of the Beneficiaries from time to time), CERI shall, (a) prior to each annual, general and special WSI Meeting or the seeking of any WSI Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a "LIST") of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a WSI Meeting or a WSI Consent, at the close of business on the record date established by WSI or pursuant to applicable law for determining the holders of WSI Common Shares entitled to receive notice of and/or to vote at such WSI Meeting or to give consent in connection with such WSI Consent. Each such List shall be delivered to the Trustee promptly after receipt by CERI of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement and the Trustee may rely solely on each such List to identify the Beneficiaries in order to perform its obligations hereunder in connection with a WSI Meeting or a WSI Consent. WSI agrees to give CERI notice (with a copy to the Trustee) of the calling of any WSI Meeting or the seeking of any WSI Consent, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable CERI to perform its obligations under this Section 4.6.

4.7             ENTITLEMENT TO DIRECT VOTES

                Any Beneficiary named in a List prepared in connection with any WSI Meeting or WSI Consent will be entitled (a) to instruct the Trustee in the manner described in Section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting and personally exercise thereat, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

4.8             VOTING BY TRUSTEE AND ATTENDANCE OF TRUSTEE REPRESENTATIVE AT
                MEETING

         (a) In connection with each WSI Meeting and WSI Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions), other than any Beneficiary votes that are the subject of Section 4.8(b), provided, however, that



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                such written instructions are received by the Trustee from the
                Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

         (b) The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each WSI Meeting. Upon submission by a Beneficiary (or its designee) named in the List prepared in connection with the relevant meeting, of identification satisfactory to the Trustee's representative, and at the Beneficiary's request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to Section 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary (or its designee) exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9             DISTRIBUTION OF WRITTEN MATERIALS

                Any written materials distributed by the Trustee pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as WSI utilizes in communications to holders of WSI Common Shares, subject to applicable regulatory requirements and provided such manner of communication is reasonably available to the Trustee) to each Beneficiary at its address as shown on the register of holders of Exchangeable Shares maintained by the registrar and transfer agent. WSI agrees not to communicate with holders of WSI Common Shares with respect to such written materials otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. CERI shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

         (a)    a current List; and

         (b) upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement (unless the Trustee also acts as the transfer agent for the Exchangeable Shares, in which case the Trustee shall prepare such mailing labels itself).

4.10            TERMINATION OF VOTING RIGHTS

                All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to WSI or Capital Holdings, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon (i) the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares, in connection with the exercise by the Beneficiary of the Exchange Right or Exchange Put Right, or upon the exercise of the Automatic Exchange Right (unless, in any such case, WSI or Capital Holdings shall not have delivered the requisite WSI Common Shares issuable in exchange therefor to the Trustee for delivery to the Beneficiaries), or (ii) upon the redemption of Exchangeable Shares pursuant to Article 6 or 7 of the Share Provisions, or (iii) upon the effective date of the liquidation, dissolution or winding-up of CERI pursuant to Article 5 of the Share

Provisions, or (iv) upon the purchase of Exchangeable Shares from the holder thereof by Capital Holdings pursuant to the exercise by Capital Holdings of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

                                   ARTICLE 5
                      EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

5.1             GRANT AND OWNERSHIP OF THE EXCHANGE RIGHT

                WSI hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries (i) the right (the "EXCHANGE RIGHT"), upon the occurrence and during the continuance of an Insolvency Event, to require WSI to purchase from each and every Beneficiary all or any part of the Exchangeable Shares held by the Beneficiary, (ii) the Automatic Exchange Right, and (iii) the Exchange Put Right, all in accordance with the provisions of this Agreement. WSI hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right, the Automatic Exchange Right and the Exchange Put Right by WSI to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right, the Automatic Exchange Right and the Exchange Put Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right, the Automatic Exchange Right and the Exchange Put Right, provided that the Trustee shall:

         (a) hold the Exchange Right, the Automatic Exchange Right and the Exchange Put Right and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

         (b) except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right, the Automatic Exchange Right or the Exchange Put Right, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

5.2             LEGENDED SHARE CERTIFICATES

                CERI will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

         (a) their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary;

         (b)    the Automatic Exchange Right; and

         (c)    the Exchange Put Right.

                The Trustee shall have no duty under this Agreement to monitor or enforce compliance by CERI with aforesaid legending requirements.

5.3             GENERAL EXERCISE OF EXCHANGE RIGHT

                The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to Section 7.14, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

5.4             PURCHASE PRICE

                The purchase price payable by WSI (or Capital Holdings, as the case may be) for each Exchangeable Share to be purchased by WSI (or Capital Holdings, as the case may be) under the Exchange Right and the Exchange Put Right shall be an amount per share equal to (a) the Current Market Price of a WSI Common Share on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right or the Exchange Put Right, which shall be satisfied in full by WSI causing to be delivered to such holder one WSI Common Share, plus (b) to the extent not paid by CERI on the designated payment date therefor, an additional amount equal to and in satisfaction of the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the closing of the purchase and sale. In connection with each exercise of the Exchange Right or the Exchange Put Right, WSI shall provide to the Trustee an Officer's Certificate setting forth the calculation of the purchase price for each Exchangeable Share. The purchase price for each such Exchangeable Share so purchased may be satisfied only by WSI issuing and delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, one WSI Common Share and on the applicable payment date a cheque for the balance, if any, of the purchase price without interest (but less any amounts withheld pursuant to Section 5.13). Upon payment by WSI (or Capital Holdings, as the case may be) of such purchase price, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by CERI.

5.5             EXERCISE INSTRUCTIONS

                Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the register of holders of Exchangeable Shares maintained by the registrar and transfer agent. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Toronto, Ontario or at such other places as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires WSI to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles and by-laws of CERI and such additional documents and instruments as the Trustee, CERI and WSI may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require WSI to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by WSI free and clear of all liens, claims and encumbrances, (iii) the names in which the certificates representing WSI Common Shares issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered and (b) payment (or evidence satisfactory to the Trustee, CERI and WSI of payment) of the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by WSI under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of CERI.

5.6             DELIVERY OF WSI COMMON SHARES; EFFECT OF EXERCISE

                Promptly after the receipt of the certificates representing the Exchangeable Shares which the Beneficiary desires WSI to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any payable as contemplated by Section 5.8 or evidence thereof), duly endorsed for transfer to WSI, the Trustee shall notify WSI and CERI of its receipt of the same, which notice to WSI and CERI shall constitute exercise of the Exchange Right by the Trustee on behalf of the holder of such Exchangeable Shares, and WSI shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the relevant Beneficiary (or to such other persons, if any, properly designated by such Beneficiary) the number of WSI Common Shares issuable in connection with the exercise of the Exchange Right, and on the applicable payment date cheques for the balance, if any, of the total purchase price therefor without interest (but less any amounts withheld pursuant to Section 5.13); provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, CERI and WSI of the payment of) the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. Immediately upon the giving of notice by the Trustee to WSI and CERI of the exercise of the Exchange Right as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred and the relevant Beneficiary shall be deemed to have transferred to WSI all of such Beneficiary's right, title and interest in and to the Exchangeable Shares which are the subject of the Exchange Right and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive such Beneficiary's proportionate part of the total purchase price therefor, unless the requisite number of WSI Common Shares is not allotted, issued and delivered by WSI to the Trustee within five Business Days of the date of the giving of such notice by the Trustee or the balance of the purchase price, if any, is not paid by WSI on the applicable payment date therefor, in which case the rights of the Beneficiary shall remain unaffected until such WSI Common Shares are so allotted, issued and delivered, and the balance of the purchase price, if any, has been paid, by WSI. Upon delivery by WSI to the Trustee of such WSI Common Shares, and the balance of the purchase price, if any, the Trustee shall deliver such WSI Common Shares to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the WSI Common Shares delivered to it pursuant to the exercise of the Exchange Right. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by WSI under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of CERI.

5.7             EXERCISE OF EXCHANGE RIGHT SUBSEQUENT TO RETRACTION

                In the event that a Beneficiary has exercised its right under
Article 6 of the Share Provisions to require CERI to redeem any or all of the Exchangeable Shares held by the Beneficiary (the "RETRACTED SHARES") and is notified by CERI pursuant to section 6.6 of the Share Provisions that CERI will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Capital Holdings shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to CERI pursuant to section 6.7 of the Share Provisions and provided further that the Trustee has received written notice of the retraction request from CERI or WSI, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that CERI is unable to redeem. In any such event, CERI hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the

Beneficiary to CERI or to the transfer agent of the Exchangeable Shares (including without limitation, a copy of the retraction request delivered pursuant to section 6.1 of the Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that CERI is not permitted to redeem and will require WSI to purchase such shares in accordance with the provisions of this Article 5.

5.8             STAMP OR OTHER TRANSFER TAXES

                Upon any sale of Exchangeable Shares to WSI pursuant to the Exchange Right, the Exchange Put Right, the Automatic Exchange Right or the Exchange Put Right, the share certificate or certificates representing WSI Common Shares to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the relevant Beneficiary in respect of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and none of WSI, CERI or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of the Trustee, WSI and CERI that such taxes, if any, have been paid.

5.9             NOTICE OF INSOLVENCY EVENT

                As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, CERI and WSI shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from either CERI or WSI of the occurrence of an Insolvency Event, or upon the Trustee otherwise becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of WSI (such funds to be received in advance by the Trustee), a notice of such Insolvency Event in the form provided by WSI, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right; provided, however, that notice of an Insolvency Event based on CERI not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to section 6.6 of the Share Provisions need not be given more than once during each three-month period.

5.10            QUALIFICATION OF WSI COMMON SHARES

                WSI covenants that if any WSI Common Shares to be issued and delivered pursuant to the Exchange Right, the Automatic Exchange Right or the Exchange Put Right, require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial, territorial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other Canadian or United States federal, provincial, territorial or state legal requirement before such shares may be issued and delivered by WSI to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" of WSI for purposes of Canadian provincial securities law or an "affiliate" of WSI for purposes of United States federal or state securities law), WSI will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such WSI Common Shares to be and remain duly registered, qualified or approved. WSI will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all WSI Common Shares to be delivered pursuant to the Exchange Right, the Automatic Exchange Right or the Exchange Put Right to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding WSI Common Shares have been listed by WSI and remain listed and are quoted or posted for trading at such time.

5.11            WSI COMMON SHARES

                WSI hereby represents, warrants and covenants that the WSI Common Shares issuable as described herein will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

5.12            AUTOMATIC EXCHANGE ON LIQUIDATION OF WSI

         (a) WSI will give the Trustee written notice of each of the following events at the time set forth below:

                (i) in the event of any determination by the Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to WSI or to effect any other distribution of assets of WSI among its shareholders for the purpose of winding up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

                (ii) as soon as practicable following the earlier of (A) receipt by WSI of notice of, and (B) WSI otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of WSI or to effect any other distribution of assets of WSI among its shareholders for the purpose of winding up its affairs, in each case where WSI has failed to contest in good faith any such proceeding commenced in respect of WSI within 30 days of becoming aware thereof.

         (b) As soon as practicable following receipt by the Trustee from WSI of notice of any event (a "LIQUIDATION EVENT") contemplated by
                Section 5.12(a)(i) or 5.12(a)(ii) above, the Trustee will give notice thereof to the Beneficiaries at the expense of WSI (such funds to be received in advance). Such notice shall be provided to the Trustee by WSI and shall include a brief description of the automatic exchange of Exchangeable Shares for WSI Common Shares provided for in Section 5.12(c).

         (c) In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of WSI Common Shares in the distribution of assets of WSI in connection with a Liquidation Event, on the fifth Business Day prior to the effective date (the "LIQUIDATION EVENT EFFECTIVE DATE") of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for WSI Common Shares. To effect such automatic exchange, WSI shall purchase on the fifth Business Day prior to the Liquidation Event Effective Date each Exchangeable Share then outstanding and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, for a purchase price per share equal to (a) the Current Market Price of a WSI Common Share on the fifth Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full by WSI issuing to the Beneficiary one WSI Common Share, and (b) to the extent not paid by CERI, an additional amount equal to and in satisfaction of the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. WSI shall provide the Trustee with an Officer's

                Certificate in connection with each automatic exchange setting forth the calculation of the purchase price for each Exchangeable Share.

         (d) On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for WSI Common Shares shall be deemed to have occurred, and each Beneficiary shall be deemed to have transferred to WSI all of the Beneficiary's right, title and interest in and to such Beneficiary's Exchangeable Shares and the related interest in the Trust Estate, any right of each such Beneficiary to receive declared and unpaid dividends from CERI shall be deemed to be satisfied and discharged and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and WSI shall issue to the Beneficiary the WSI Common Shares issuable upon the automatic exchange of Exchangeable Shares for WSI Common Shares and on the applicable payment date shall deliver to the Trustee for delivery to the Beneficiary a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares without interest but less any amounts withheld pursuant to
                Section 5.13. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the WSI Common Shares issued pursuant to the automatic exchange of Exchangeable Shares for WSI Common Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with WSI pursuant to such automatic exchange shall thereafter be deemed to represent WSI Common Shares issued to the Beneficiary by WSI pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary to the Trustee or WSI of Exchangeable Share certificates deemed to represent WSI Common Shares, duly endorsed in blank and accompanied by such instruments of transfer as WSI may reasonably require, WSI shall deliver or cause to be delivered to the Beneficiary certificates representing WSI Common Shares of which the Beneficiary is the holder.

5.13            WITHHOLDING RIGHTS

         (a) WSI, CERI and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or WSI Common Shares such amounts as WSI, CERI or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, territorial, state, local or foreign tax law, in each case as amended or succeeded. The Trustee may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, WSI, CERI and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to WSI, CERI or the Trustee, as applicable, as the case may be, to enable it to comply with such deduction or withholding requirement and WSI, CERI or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

         (b) Any other provision of this agreement notwithstanding, the Trustee shall not be responsible for determining and shall have no duty to determine or verify whether any taxes are payable or, if any taxes are payable, the amount thereof to be deducted and remitted to any taxing authority or agency in any jurisdiction, in respect of any consideration or the amount otherwise payable under this agreement to any person (including any holder or former holder of Exchangeable Shares or WSI Common Shares) at any time. The Trustee shall not be responsible for determining the adequacy of or otherwise examining any evidence of the payment of any taxes which any Beneficiary or other party may at any time submit to the Trustee. The making of such determinations is the responsibility solely of WSI and CERI and the Trustee shall be entitled to rely and act upon any written instructions which it may receive from either WSI and CERI or their respective counsel with regard to the withholding and remittance of tax and/or the retention of sufficient funds by the Trustee to enable it to comply with any applicable withholding taxes. If no written instructions to withhold have been received by the Trustee from WSI and CERI or their counsel by the date when the Trustee is required to make or forward payment to a given party, the Trustee may proceed to make or forward such payment without deduction or withholding or retention of funds on account of taxes on the assumption that no deduction or withholding or retention of funds on account of taxes is required. Prior to the making of any distributions to holders or former holders of Exchangeable Shares, WSI and/or CERI shall ensure that the Trustee has access to sufficient funds (by directly providing, if necessary, such funds to the Trustee) to enable the Trustee to comply with any applicable withholding taxes in connection with such distribution.

5.14            PURCHASE OF EXCHANGEABLE SHARES BY WSI

                WSI hereby grants to the Trustee, as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the benefit of its covenant and agreement (the "EXCHANGE PUT RIGHT") that it shall purchase (or cause Capital Holdings to purchase) all Exchangeable Shares in respect of which the holder thereof has not, in the circumstances contemplated in the Share Provisions and, if applicable, the Plan of Arrangement, received the full amount of the Liquidation Call Purchase Price, Retraction Price, Purchase Price, Redemption Price or Redemption Call Purchase Price, as the case may be, together with all declared and unpaid dividends, as applicable, to which the holder is entitled in respect of such shares pursuant to the Share Provisions and, if applicable, the Plan of Arrangement, and it shall be at the discretion of WSI to decide, in respect of each such holder, which of Capital Holdings and WSI shall purchase the Exchangeable Shares.

                                   ARTICLE 6
                RESTRICTIONS ON ISSUE OF WSI SPECIAL VOTING STOCK

6.1             ISSUE OF ADDITIONAL SHARES

                During the term of this Agreement, WSI will not, without the consent of the holders at the relevant time of Exchangeable Shares, given in accordance with section 10.2 of the Share Provisions, issue any shares of its special voting preferred stock in the same series as the WSI Special Voting Share. The Trustee shall have no duty under this Agreement to monitor or enforce compliance by WSI with its obligations under this Article 6.

                                   ARTICLE 7
                             CONCERNING THE TRUSTEE

7.1             POWERS AND DUTIES OF THE TRUSTEE

                The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as trustee of the Trust, shall include:

         (a) receipt and deposit of the WSI Special Voting Share from WSI as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

         (b) granting proxies and distributing materials to the Beneficiaries as provided in this Agreement;

         (c) voting the Beneficiary Votes in accordance with the provisions of this Agreement;

         (d) receiving the grant of the Exchange Right, the Automatic Exchange Right and the Exchange Put Right from WSI as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

         (e) exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Right and the Exchange Put Right, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from the Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries WSI Common Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Right or the Exchange Put Right, as the case may be;

         (f)    holding title to the Trust Estate;

         (g) taking action at the direction of a Beneficiary or Beneficiaries to enforce the obligations of WSI and CERI under this Agreement; and

         (h) taking such other actions and doing such other things as are specifically provided in this Agreement.

                In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of duties or of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons. For greater certainty, and anything else herein notwithstanding, the Trustee shall have only those duties as set out specifically in this Agreement.

                The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the degree of care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

                The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

7.2             NO CONFLICT OF INTEREST

                The Trustee represents to WSI and CERI that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10. If, notwithstanding the foregoing provisions of this Section 7.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 7.2, any interested party may apply to the Court for an order that the Trustee be replaced as Trustee hereunder.

7.3             DEALINGS WITH TRANSFER AGENTS, REGISTRARS, ETC.

                WSI and CERI irrevocably authorize the Trustee, from time to time, to:

         (a) consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and WSI Common Shares; and

         (b) requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement and (ii) from the transfer agent of WSI Common Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Right and the Exchange Put Right.

                WSI and CERI irrevocably authorize their respective registrars and transfer agents to comply with all such requests. WSI covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right, the Automatic Exchange Right and the Exchange Put Right.

7.4             BOOKS AND RECORDS

                The Trustee shall keep available for inspection by WSI and CERI at the Trustee's principal office in Toronto, Ontario correct and complete books and records of account relating to the Trust created by this Agreement, including without limitation, all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right, the Automatic Exchange Right and the Exchange Put Right. On or before January 31, 2005, and on or before January 31st in every year thereafter (and on any other date upon request by WSI or CERI, acing reasonably, in respect of any other period), so long as the WSI Special Voting Share is on deposit with the Trustee, the

Trustee shall transmit to WSI and CERI a brief report, dated as of the preceding December 31st (or such other specified date in respect of any other requested period), with respect to:

         (a) the property and funds comprising the Trust Estate as of that date;

         (b) the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance and delivery by WSI of WSI Common Shares in connection with the Exchange Right, during the calendar year ended on such December 31st (or such other specified date in respect of any other requested period); and

         (c) any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported and which, in the Trustee's opinion, materially affects the Trust Estate.

7.5             INCOME TAX RETURNS AND REPORTS

                The Trustee shall, to the extent necessary, and as advised by counsel, cause to be prepared and filed on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee considers necessary or advisable (who may be experts or advisors to WSI or CERI). If requested by the Trustee, WSI or CERI shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance. Further, the Trustee shall provide draft copies of any such returns and reports to WSI and CERI prior to their being filed and shall permit WSI and CERI to comment thereon and shall consider in good faith any comments made by WSI or CERI.

7.6             INDEMNIFICATION PRIOR TO CERTAIN ACTIONS BY TRUSTEE

                The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security and indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the WSI Special Voting Share pursuant to Article 4, subject to Section 7.14, and with respect to the Exchange Right pursuant to Article 5, subject to Section 7.14, and with respect to the Automatic Exchange Right and the Exchange Put Right pursuant to
Article 5.

                None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

7.7             ACTION OF BENEFICIARIES

                No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security and indemnity referred to in Section 7.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Rights, the Automatic Exchange Right or the Exchange Put Right except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

7.8             RELIANCE UPON DECLARATIONS

         (a) The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon lists, (including any Lists), notices, statutory declarations, certificates (including share certificates and Officers' Certificates), opinions or reports or other paper or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such lists (including Lists), notices, statutory declarations, certificates (including share certificates and Officers' Certificates), opinions or reports or other paper or documents comply with the provisions of Section 7.9, if applicable, and with any other applicable provisions of this Agreement.

         (b) Any other provision of this Agreement notwithstanding, the Trustee as trustee under this Agreement shall have no obligation to ensure or verify compliance with any applicable laws or rules or regulatory requirements (including those of any securities commission or securities exchange or other relevant trading system), or articles or by-laws of WSI or CERI, on the issuance or delivery of WSI Common Shares or the transfer of any Exchangeable Shares, occurring in connection with or upon any exercise of the Exchange Right, Automatic Exchange Right, and the Exchange Put Right. Except to the extent it may be specifically advised in writing to the contrary by legal counsel, the Trustee as trustee under this Agreement shall be entitled to regard all transfers of Exchangeable Shares and the issuance and delivery of all WSI Common Shares related to the exercise of the Exchange Right, Automatic Exchange Right, and the Exchange Put Right, upon the presumption that such transfers and issuances and deliveries are permissible pursuant to all applicable laws and rules and regulatory requirements (including those of any securities commission or securities exchange or other relevant trading system), and the articles and by-laws of WSI or CERI, as applicable, and the terms of this Agreement and the Exchangeable Shares Provisions. Except to the extent it may be specifically advised in writing to the contrary by legal counsel or WSI or CERI in the case of specifically identified Beneficiaries, the Trustee may assume for all purposes of this Agreement that the address of any Beneficiary as shown on the register of holders of Exchangeable Shares maintained by the registrar or transfer agent of the Exchangeable Shares is the Beneficiary's actual address for the time being and is also determinative of the Beneficiary's residency for the time being. Any other provision of this Agreement notwithstanding, the Trustee shall not be responsible for verifying or determining at any time (a) whether an Insolvency Event or any event which, with the giving of notice or the passage of time or both would be an Insolvency Event, has in fact occurred; (b) whether the solvency requirements of any applicable law will or will not permit CERI to redeem all Retracted Shares or, if less than all, how many, (and shall be entitled to rely on any notification given by CERI in this regard); (c) whether applicable law establishes a record date for any WSI Meeting, or WSI Consent or, if applicable law does establish any such record date, what the date so established is, and the Trustee shall be entitled to accept as valid and lawful for all purposes any record date established or stated by WSI for any WSI Meeting or WSI Consent unless advised in writing by legal counsel of a different record date established by applicable law.

7.9             EVIDENCE AND AUTHORITY TO TRUSTEE

                WSI and/or CERI shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by WSI and/or CERI or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including, without limitation, in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Right or the Exchange Put Right and the taking of any other action to be taken by the Trustee at the request of, or on the application of, WSI and/or CERI, promptly, if and when:

         (a) such evidence is required by any other Section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 7.9; or

         (b) the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives WSI and/or CERI written notice requiring it to furnish such evidence in relation to any particular action or obligation or matter specified in such notice.

                Such evidence shall consist of an Officer's Certificate of WSI and/or CERI or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

                Whenever such evidence relates to a matter other than the Voting Rights, the Exchange Right, the Automatic Exchange Right or the Exchange Put Right or the taking of any other action to be taken by the Trustee at the request or on the application of WSI and/or CERI, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuator, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of WSI and/or CERI it shall be in the form of an Officer's Certificate or a statutory declaration.

                Each statutory declaration, Officer's Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

         (a) declaring that he has read and understands the provisions of this Agreement relating to the condition in question;

         (b) describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

         (c) declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

7.10            EXPERTS, ADVISERS AND AGENTS

                The Trustee may:

         (a) in relation to these presents act, or not act, and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuator, engineer or other expert, whether retained by the Trustee or by WSI and/or CERI or otherwise, and may retain or employ such assistants as in its reasonable opinion may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid. The fees of such experts are to be part of the Trustee's fees hereunder; and

         (b) employ such agents and other assistants as it may reasonably require for the proper determination and/or discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by
                it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

7.11            TRUSTEE NOT REQUIRED TO GIVE SECURITY

                The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

7.12            TRUSTEE NOT BOUND TO ACT ON REQUEST

                Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of WSI and/or CERI or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

7.13            AUTHORITY TO CARRY ON BUSINESS

                The Trustee represents to WSI and CERI that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in Canada but if, notwithstanding the provisions of this Section 7.13, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right, the Automatic Exchange Right and the Exchange Put Right shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in Canada, either become so authorized or resign in the manner and with the effect specified in Article 10.

7.14            CONFLICTING CLAIMS

                If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Rights, Automatic Exchange Right or Exchange Put Right subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

         (a) the rights of all adverse claimants with respect to the Voting Rights, Exchange Right, Automatic Exchange Right or Exchange Put Right subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

         (b) all differences with respect to the Voting Rights, Exchange Right, Automatic Exchange Right or Exchange Put Right subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

                If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

7.15            ACCEPTANCE OF TRUST

                The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

                                   ARTICLE 8
                                  COMPENSATION

8.1             FEES AND EXPENSES OF THE TRUSTEE

                WSI and CERI jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that WSI and CERI shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence, recklessness or wilful misconduct. Any amount owing under this Section or otherwise under this Agreement and unpaid thirty (30) days after request for such payment with appropriate supporting documentation, shall bear interest from the expiration of such thirty (30) day period at a rate per annum equal to the then current reasonable rate charged by the Trustee. The obligation in this Section shall survive the resignation or removal of the Trustee and the termination of the trusts created by this Agreement.

                                   ARTICLE 9
                   INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1             INDEMNIFICATION OF THE TRUSTEE

                WSI and CERI jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the "INDEMNIFIED PARTIES") against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel) which, without fraud, negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by WSI or CERI pursuant hereto.

                In no case shall WSI or CERI be liable under this indemnity for any claim against any of the Indemnified Parties unless WSI and CERI shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, WSI and CERI shall be entitled to participate at their own expense in the defence and, if WSI and CERI so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by WSI or CERI; or (ii) the named parties to any such suit include both the Trustee and WSI or CERI and the Trustee shall have been advised by counsel acceptable to WSI or CERI that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to WSI or CERI and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case WSI and CERI shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.

9.2             LIMITATION OF LIABILITY

                The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

                                   ARTICLE 10
                                CHANGE OF TRUSTEE

10.1            RESIGNATION

                The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to WSI and CERI specifying the date on which it desires to resign, provided that such notice shall not be given less than 30 days before such desired resignation date unless WSI and CERI otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, WSI and CERI shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada or any province therein and authorized to carry on the business of a trust company in Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, WSI and CERI shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses incurred in connection with same.

10.2            REMOVAL

                The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days' prior notice by written instrument executed by WSI and CERI, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

10.3            SUCCESSOR TRUSTEE

                Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to WSI and CERI and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of WSI and CERI or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, WSI, CERI and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

10.4            NOTICE OF SUCCESSOR TRUSTEE

                Upon acceptance of appointment by a successor trustee as provided herein, WSI and CERI shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If WSI or CERI shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of WSI and CERI.

                                   ARTICLE 11
                                 WSI SUCCESSORS

11.1            CERTAIN REQUIREMENTS IN RESPECT OF COMBINATION, ETC.

                WSI shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

         (a) such other person or continuing corporation (herein called the "WSI SUCCESSOR"), by operation of law, becomes, without more, bound by the terms and provisions of this

                Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the WSI Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such WSI Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of WSI under this Agreement; and

         (b) such transaction shall, to the satisfaction of the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee, be upon such terms and conditions as to preserve substantially and not impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

11.2            VESTING OF POWERS IN SUCCESSOR

                Whenever the conditions of Section 11.1 have been duly observed and performed, the Trustee, WSI Successor and CERI shall, if required by Section 11.1, execute and deliver the supplemental trust agreement provided for in
Article 12 and thereupon the WSI Successor shall possess and from time to time may exercise each and every right and power of WSI under this Agreement in the name of WSI or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of WSI or any officers of WSI may be done and performed with like force and effect by the directors or officers of such WSI Successor.

11.3            WHOLLY-OWNED SUBSIDIARIES

                Subject to section 4.6 of the Arrangement Agreement, nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of WSI with or into WSI or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of WSI provided that all of the assets of such subsidiary are transferred to WSI or another wholly-owned direct or indirect subsidiary of WSI and any such transactions are expressly permitted by this Article 11.

                                   ARTICLE 12
                  AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

12.1            AMENDMENTS, MODIFICATIONS, ETC.

                This Agreement may not be amended or modified except by an agreement in writing executed by WSI, CERI and the Trustee and approved by the Beneficiaries in accordance with section 10.2 of the Share Provisions.

12.2            MINISTERIAL AMENDMENTS

                Notwithstanding the provisions of Section 12.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of:

         (a) adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the board of directors of each of CERI and WSI shall be of the good faith opinion (confirmed in writing by each to the Trustee) that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

         (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of WSI and CERI (confirmed in writing by each to the Trustee) and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries, it may be expedient to make, provided that such boards of directors and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

         (c) making such changes or corrections which, on the advice of counsel to WSI, CERI and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee, acting on the advice of counsel, and the board of directors of each of WSI and CERI shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.

12.3            MEETING TO CONSIDER AMENDMENTS

                CERI, at the request of WSI, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the articles and by-laws of CERI, the Share Provisions and all applicable laws. The Trustee shall have no duty under this Agreement to monitor or enforce compliance by CERI with the requirements of this section 12.3.

12.4            CHANGES IN CAPITAL OF WSI AND CERI

                At all times after the occurrence of any event contemplated pursuant to section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either WSI Common Shares or the Exchangeable Shares or both are in any way changed, and after the Trustee has been notified in writing of such occurrence in reasonable detail by WSI or CERI, this Agreement shall forthwith be amended and modified as necessary in the opinion of counsel in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which WSI Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

12.5            EXECUTION OF SUPPLEMENTAL TRUST AGREEMENTS

                No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time CERI (when authorized by a resolution of its board of directors), WSI (when authorized by a resolution of the Board of Directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

         (a) evidencing the succession of WSI Successors and the covenants of and obligations assumed by each such WSI Successor in accordance with the provisions of Article 11 and the successors of any successor trustee in accordance with the provisions of Article 10;

         (b) making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right, the Automatic Exchange Right or the Exchange Put Right which, in the opinion of the Trustee, in reliance on a certificate of

                CERI, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation, the provisions of which apply to WSI, CERI, the Trustee or this Agreement; and

         (c) for any other purposes not inconsistent with the provisions of this Agreement, including without limitation, to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, in reliance on a certificate of CERI, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

                                   ARTICLE 13
                                   TERMINATION

13.1            TERM

                The Trust created by this Agreement shall continue until the earliest to occur of the following events:

         (a)    no outstanding Exchangeable Shares are held by a Beneficiary;

         (b) each of WSI and CERI elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with section 10.2 of the Share Provisions; and

         (c) 21 years after the death of the last survivor of the descendants of His Majesty King George VI of Canada and the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

13.2            SURVIVAL OF AGREEMENT

                This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Articles 8 and 9 shall survive any such termination of this Agreement.

                                   ARTICLE 14
                                     GENERAL

14.1            SEVERABILITY

                If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and the agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

14.2            ENUREMENT

                This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Beneficiaries.

14.3            NOTICES TO PARTIES

                All notices and other communications required or permitted to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally, including by prepaid courier delivery, or by telecopy, in each case addressed to the particular party at:

         (a)    if to WSI or CERI, at:

                Waste Services, Inc.
                1122 International Blvd, Suite 601
                Burlington, Ontario
                L7L 6Z8

                Attention:        General Counsel
                Fax No.:          (905) 319-9408

         (b)    if to the Trustee, at:

                Computershare Trust Company of Canada
                9th Floor, North Tower
                100 University Avenue
                Toronto, ON
                M5J 2Y1

                Attention:     Manager, Corporate Trust Services
                Fax No.:       (416) 981-9777

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof, unless such day is not a Business Day or unless such delivery occurs after 5:00 p.m. (local time) in which case it shall be deemed to have been given and received on the immediately following Business Day.

14.4            NOTICE TO BENEFICIARIES

                Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of CERI from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries. The Trustee shall have no duty under this Agreement to monitor or enforce compliance by any of WSI or CERI with the requirements of this section. Any and all notices to be given and any documents to be sent or delivered to any Beneficiaries by the Trustee may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares maintained by the registrar or transfer agent of the Exchangeable Shares and shall be delivered or sent by mail (or otherwise communicated in the same manner as WSI utilized in communications to holders of WSI Common Shares, subject to the Trustee being advised in writing of such method and such method being reasonably available to the Trustee).

14.5            JURISDICTION

                This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

14.6            ATTORNMENT

                Each of the Trustee, WSI and CERI agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and WSI hereby appoints CERI at its registered office in the Province of Ontario as attorney for service of process.

14.7            COUNTERPARTS

                This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

                IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                             WASTE SERVICES, INC.


                             By:
                                    --------------------------------------------
                             Name:  Ivan R. Cairns
                             Title: Executive Vice-President and General Counsel


                             WASTE SERVICES (CA) INC.


                             By:
                                    --------------------------------------------
                             Name:  Ivan R. Cairns
                             Title: Executive Vice-President and General Counsel


                             COMPUTERSHARE TRUST COMPANY OF CANADA


                             By:
                                    --------------------------------------------
                             Name:
                             Title:

                             By:
                                    --------------------------------------------
                             Name:
                             Title: